                            SECOND AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION

                                         OF

                               MINDLEADERS.COM, INC.

          FIRST:    The name of the corporation shall be MindLeaders.com, Inc.

          SECOND:   The place in Ohio where the principal office of the
corporation is to be located is in the City of Columbus, County of Franklin.

          THIRD:    The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

          FOURTH:   The authorized number of shares of the corporation is 70,000 shares, of which 60,731 shares are designated common stock, no par value (the "Common Stock"), 5,123 shares are designated senior convertible preferred stock, no par value (the "Senior Preferred Stock"), 2,979 shares are designated Series B Convertible Preferred Stock, no par value (the "Series B Preferred Stock"), 1,167 shares are designated Series C Convertible Preferred Stock (the "Series C Preferred Stock") (the Senior Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are hereafter sometimes referred to collectively as the "Preferred Stock"). Such shares of Common Stock and Preferred Stock may be issued either as whole shares or as fractional shares in an amount not less than one one-hundredth of a whole share.

          (A) COMMON STOCK. The holders of Common Stock shall be entitled to one vote per share on each matter submitted to a vote of the shareholders and, except as required by law or as provided in paragraph (B)(1) of this Article FOURTH, the shares of Common Stock shall vote as a single class with the shares of Preferred Stock on all such matters. The Common Stock shall not have any stated capital.

          (B) PREFERRED STOCK. Each series of Preferred Stock shall rank pari passu with each other series of Preferred Stock. The Preferred Stock shall rank ahead of any junior securities, including the Common Stock. The holders of the Preferred Stock shall be entitled to rights, preferences, powers and privileges as follows:

               (1) VOTING RIGHTS. Each holder of Preferred Stock shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of Common Stock into which the Preferred Stock held by such holder could be converted on the record date fixed for the vote of shareholders and, except as required by law, the shares of Preferred

     Stock shall vote as a single class of stock with the shares of Common Stock on all matters submitted to a vote of the holders of the Common Stock; provided, however, that upon the occurrence of an event of default and an election by the holders of a majority of the shares of Preferred Stock then outstanding, the holders of Preferred Stock shall be entitled to elect a majority of the Board of Directors of the corporation and to vote two-thirds (2/3rds) of the combined voting power of the corporation until the event of default is cured, all as provided in that certain Series C Convertible Preferred Stock Purchase Agreement by and among the corporation, River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital Group, LLC, Irving W. Bailey II and Carol A. Clark (the "Series C Preferred Stock Purchase Agreement"). If any matter is required by law to be submitted to a vote of the holders of Preferred Stock as a separate class, such matter shall be determined by the affirmative vote of a majority of the shares of Preferred Stock entitled to vote on such matter.

               (2) DIVIDENDS. The holders of record of the Preferred Stock shall be entitled to receive dividends quarterly in arrears beginning for the period commencing August 1, 1999 and ending July 31, 2000 at the rates specified below (adjusted for any stock dividends, consolidations or splits with respect to such shares); provided, however, that no dividends shall accrue or be payable with respect to the Senior Preferred Stock prior to August 1, 1999, and with respect to the Series B Preferred Stock and Series C Preferred Stock prior to August 1, 2000:


          12 Months Ending July 31,     Annual Rate         Quarterly Rate
          -------------------------     -----------         --------------
            2000                             4%                  1.0%
            2001                             6%                  1.5%
            2002                             8%                  2.0%
            2003 and thereafter             10%                  2.5%

          The annual dividend rate and quarterly dividend rate applicable to each share of Preferred Stock shall be based on the purchase price paid to the corporation at the time of the original issuance of the share of Preferred Stock by the corporation ("Applicable Purchase Price"). The Applicable Purchase Prices shall be $390.40 for each share of Senior Preferred Stock, $1,007.09 for each share of Series B Preferred Stock and $1,285.26 for each share of Series C Preferred Stock (in each case, adjusted for any stock dividends, consolidations or splits with respect to such shares).

          Dividends may be paid on the Preferred Stock only from retained earnings. Such dividends shall be fully payable in cash and shall be payable quarterly in arrears on the last day of October, January, April and July in each year to holders of record of the Preferred Stock at the close of business on the last business day of the preceding month. Such dividends shall be cumulative and dividends not paid currently will accrue and compound quarterly at the rate of 10% per annum


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

     regardless of the year in which such dividends were earned. If dividends on the outstanding Preferred Stock shall not have been paid or declared and set apart for payment, at the rate specified, for each past quarter-annual dividend period, or payment of, or provision for the payment of, any dividends thereon for the current quarter-annual dividend period shall not have been made, dividends equal to the amount of such deficiency shall be paid or declared and set apart for payment with respect to the Preferred Stock before any dividends or other distributions with respect to the Common Stock may be paid or declared and set apart for payment.

          Except for any dividend paid to the holders of Common Stock attributable to taxable income generated by the Company on or prior to September 15, 1998, the holders of record of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, any dividend or other distribution paid to the holders of Common Stock in the amount which such holders of Preferred Stock would have been entitled to receive if such Preferred Stock had been converted to Common Stock immediately prior to the record date for the determination of shareholders entitled to receive such dividend or other distribution.

          At the option of the Company, accrued dividends on the Preferred Stock may be paid in Common Stock at the Conversion Price, as adjusted pursuant to Section (4) below.

               (3)  LIQUIDATION PREFERENCE.

                    (a) In the event of any dissolution, liquidation or winding up of the corporation or any Sale Transaction (as defined below) which yields net proceeds to the holders of the Preferred Stock of less than the Conversion Price, as adjusted (subject to adjustment for stock dividends, splits and combinations) per fully diluted share of Common Stock after payment or provision for payment of the debts and other liabilities of the corporation (each a "Liquidation Event"), each holder of a share of Preferred Stock shall be entitled, to the extent of the remaining assets of the corporation legally available for distribution, if any, and before any distribution is made upon any other class of capital stock issued by the corporation, to be paid an amount equal to the Applicable Purchase Price of such share of Preferred Stock (as adjusted for stock dividends, splits and combinations) held by such holder of Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon to the date of such payment. "Sale Transaction" means (i) a sale or transfer of all or substantially all of the assets of the corporation and its consolidated subsidiaries in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) or (ii) any merger, consolidation or reorganization to which the corporation or a consolidated subsidiary thereof is a party, except for a merger, consolidation or reorganization in which the corporation or such subsidiary is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the beneficial owners directly and indirectly of the corporation's outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will beneficially own directly and indirectly immediately following the merger, consolidation or reorganization the corporation's outstanding capital stock (on a fully-diluted basis) having a majority of the ordinary voting power to elect the corporation's board of directors.

                    (b) After payment to the holders of the Preferred Stock of the aggregate amount set forth in Section (3)(a) above (the "Preferred Amount"), each holder of the Common Stock shall be entitled, to the extent of the remaining assets of the corporation legally available for distribution, if any, and before any further distribution is made upon any other class of capital stock issued by the corporation, to be paid an amount equal to such holder's pro rata share of the Preferred Amount.

                    (c) After payment to the holders of the Preferred Stock and the holders of the Common Stock of the amounts set forth in Sections (3)(a) and (b) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of Preferred Stock and Common Stock in proportion to the shares of Common Stock then held by them and shares of Common Stock which they have the right to acquire upon conversion of the Preferred Stock then held by them.

                    (d) Written notice of such Liquidation Event, stating a payment date and the amount of the liquidation payment, shall be given by mail, postage prepaid, not less than 30 days prior to the date stated therein, to the holders of record of the Preferred Stock, such notice to be addressed to each such holder at the address that appears on the books of the corporation.

               (4)  CONVERSION.

                    (a) Any holder of Preferred Stock shall have the right, at any time and from time to time, to convert all or any of such Preferred Stock into fully-paid and nonassessable shares of Common Stock of the corporation at the rate described in Section
     (4)(b) below (an "Optional Conversion") and, upon the closing of a Qualified IPO (as defined below), all outstanding shares of Preferred Stock shall mandatorily and automatically (without any action by the holders of the Preferred Stock) convert to shares of Common Stock of the corporation at the rate described in Section (4)(b) (a "Mandatory Conversion"). To the extent permitted by law, when a share of Preferred Stock is converted into Common Stock, the holder of such share of Preferred Stock so converted shall be immediately entitled to an amount equal to all accrued and unpaid dividends thereon to the date of conversion and payment of such amount shall accompany the certificate or certificates representing the Common Stock issued upon such conversion.

                    (b) The number of shares of Common Stock into which a share of Preferred Stock shall convert shall be determined by dividing
     (i) the sum of the Applicable Purchase Price for such share of Preferred Stock by (ii) the Conversion Price applicable to such share in effect on the effective date of the conversion ("Conversion Effective Date"). The "Conversion Price" per share at which shares of Common Stock shall be issuable upon conversion of any shares of Preferred Stock shall be equal initially to the Applicable Purchase Price of such shares of Preferred Stock, subject to adjustment as provided in Section (4)(d) below.

                    (c) To exercise an Optional Conversion right, a holder of Preferred Stock shall surrender the certificates representing such Preferred Stock at the principal office of the corporation or at such other office of the corporation specified for such purpose together with written notice to the corporation of the number of shares of Preferred Stock which the holder elects to convert, and written instructions regarding the registration and delivery of certificates for the shares of Common Stock acquired thereby. On the date of the closing of a Qualified IPO, each holder of Preferred Stock shall surrender the certificates representing such Preferred Stock at the principal office of the corporation or at such other place specified by the corporation for such purpose and provide written instructions regarding the registration and delivery of the certificates for the shares of Common Stock acquired thereby. The person entitled to receive Common Stock issuable upon conversion shall be deemed to have become the holder of record of such Common Stock at the Conversion Effective Date which shall be the close of business on the date, in the case of an Optional Conversion, upon which the Optional Conversion right is so exercised or, in the case of a Mandatory Conversion, upon the date of the closing of the Qualified IPO. If, in the case of an Optional Conversion, any certificate representing Preferred Stock shall have been converted in part, the holder shall be entitled to a new certificate representing the Preferred Stock not converted.

                    (d) The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

                         (i) If, at any time after the issuance of the Series C Preferred Stock and prior to March 15, 2000, the corporation shall issue or sell any shares of its capital stock in a private equity financing at a price per share less than the Conversion Price then in effect for the Series C Preferred Stock, then in each such case the applicable Conversion Price of the Series C

     Preferred Stock shall be decreased to equal the price per share at which such capital stock was issued or sold.

                         (ii) If the corporation shall issue or sell Common Stock at a price per share less than the applicable Conversion Price, then in each such case the applicable Conversion Price shall be reduced to an amount determined by multiplying the applicable Conversion Price then in effect by a fraction:

                                (1)     the numerator of which shall be (A)
     the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to the issuance of such additional shares of Common Stock (including the total number of shares of Common Stock available to be issued pursuant to the exercise of outstanding stock options and pursuant to the conversion of Preferred Stock), plus (B) the number of shares of Common Stock which the aggregate consideration, if any, received by the corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price; and

                                (2)     the denominator of which shall be
     (A) the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to the issuance of such additional shares of Common Stock (including the total number of shares of Common Stock available to be issued pursuant to the exercise of outstanding stock options and pursuant to the conversion of Preferred Stock), plus (B) the number of such additional shares of Common Stock so issued.

                         (iii) For the purpose of this Section (4)(d), the issuance of any warrants, options, subscriptions, or purchase rights with respect to Common Stock and the issuance of any securities convertible into or exchangeable for Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Stock at the Net Consideration Per Share (as hereinafter defined) if such Net Consideration Per Share which may be received by the corporation for such Common Stock shall be less than the Conversion Price. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Conversion Price shall be made under this Section (4)(d) upon the issuance of any Common Stock which is issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or which is issued pursuant to the conversion or exchange of any convertible or exchangeable securities (or the exercise of any such warrants, options or rights with respect to such convertible or exchangeable securities) if any adjustment shall previously have been made or deemed not required upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any such convertible or exchangeable securities (or upon the issuance of any warrants, options or rights with respect to such convertible or exchangeable securities) as above provided. Notwithstanding anything to the contrary contained in this Section (4)(d), no adjustment of the Conversion Price of the Series C Preferred Stock shall be made under clause
     (ii) as a result of any private equity financing for which an adjustment of the Conversion Price of the Series C Preferred Stock shall be required under clause (i).

                         Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible or exchangeable securities be increased or decreased from time to time, then, upon the effectiveness of each such change, the Conversion Price shall be adjusted to such as would have been in effect had the adjustments made upon the issuance of such warrants, options, rights or convertible or exchangeable securities been made upon the basis of the increased or decreased Net Consideration Per Share of such securities, and any adjustments otherwise made to the Conversion Price since the date of the issuance of such securities shall be recalculated to reflect such adjustment. Any adjustment of the Conversion Price with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible or exchangeable securities with respect to Common Stock shall be disregarded if, as, and when any such warrants, options, subscriptions, purchase rights or convertible or exchangeable securities expire or are canceled without being exercised, converted or exchanged, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect had the expired or canceled warrants, options, subscriptions, purchase rights or convertible or exchangeable securities not been issued and any adjustments otherwise made shall be recalculated to reflect the cancellation of such adjustment.

                         For the purposes of this Section (4)(d), the "Net Consideration Per Share" which may be received by the corporation shall be determined as follows:

                                (1)     The "Net Consideration Per Share"
     shall mean the amount equal to the total amount of consideration, if any, received by the corporation for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the amount of consideration, if any, payable to the corporation upon exercise, conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, converted, or exchanged.

                                (2)     The "Net Consideration Per Share"
     which may be received by the corporation shall initially be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward or downward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities.

                         (iv) For purposes of this Section (4)(d), if part or all of the consideration received by the corporation in connection with the issuance of Common Stock or the issuance of any of the securities described in this Section (4)(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as reasonably determined in good faith by the Board of Directors of the corporation.

                         (v) Notwithstanding anything to the contrary contained herein, there shall be no adjustment of the Conversion Price as a result of (1) the issuance of Common Stock upon the conversion of Preferred Stock, (2) the issuance of Common Stock or the grant of stock options to senior management, employees, non-employee directors and other non-employees, such as consultants and independent contractors, of the corporation, as permitted under Section 4 of the Series C Preferred Stock Purchase Agreement, or (3) the issuance of Common Stock upon exercise of the warrant for 292 shares of Common Stock granted to the original purchaser of the Series C Preferred Stock in connection with such purchase.

                         (vi)   The foregoing provisions of this Section
     (4)(d) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined). Upon the happening of an Extraordinary Common Stock Event, the Conversion Price shall, simultaneously with the happening of the Extraordinary Common Stock Event, be proportionately increased or decreased, as appropriate. The Conversion Price shall be adjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                         "Extraordinary Common Stock Event" shall mean (1) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of convertible preferred stock, unless such distribution also is made pro rata to holders of Preferred Stock, (2) a subdivision of outstanding Common Stock into a greater number of shares of Common Stock, or (3) a combination of outstanding Common Stock into a smaller number of shares of Common Stock.

                         (vii) Upon the happening of any event requiring an adjustment or change in the Conversion Price, the corporation shall forthwith give written notice thereof to the holders of the Preferred Stock stating the adjusted number of shares of Common Stock or securities or property receivable upon the conversion of the Preferred Stock resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Board of Directors of the corporation shall determine in good faith the computations made hereunder.

                         (viii) If the corporation does not effect a Qualified IPO prior to July 1, 2000, the Conversion Price with respect to the Series B Preferred Stock shall be automatically reduced to $935.16 per share (adjusted for any stock dividends, consolidations or splits with respect to such shares).

                         (ix)   If the corporation does not effect a
     Qualified IPO prior to August 31, 2004, the Conversion Price with respect to the Series B Preferred Stock shall be automatically further reduced to $701.37 per share (adjusted for any stock dividends, consolidations or splits with respect to such shares).

               (5)  REDEMPTION.

                    (a)  At any time during the period beginning September
     1, 2003 and ending August 31, 2004, so long as there has not occurred a closing of an initial public offering of the Common Stock which has yielded net proceeds to the corporation of at least $30,000,000 at a price per share indicating a total market equity capitalization (post money) of at least $90,000,000 (a "Qualified IPO"), the holders of a majority of the shares of Preferred Stock then outstanding may demand the corporation to redeem all, but not less than all, of the shares of Preferred Stock then outstanding and all, or a portion, of the shares of Common Stock that the holders have acquired by conversion of Preferred Stock (the "Converted Stock") at a price per share (the "Redemption Price") equal to the greater of (i) the Applicable
     Purchase Price for such share of Preferred Stock (as adjusted for any stock dividends, consolidations or splits with respect to such shares) or (ii) the fair market value for such share at the time of redemption (taking into account the liquidation preference of the Preferred
     Stock provided in Section (B)(3) above but not any discount for lack of marketability or for the minority interest) as determined by a qualified, independent appraiser experienced in valuation of shares of companies similar to the corporation (the "Qualified Appraiser") acceptable to both the corporation and the holders of a majority of the shares of Preferred Stock then outstanding ("Fair Market Value").
     If the holders of a majority of the shares of Preferred Stock then outstanding so demand the redemption of the Preferred Stock, then all holders of Preferred Stock (including those holders who did not join in the demand) shall be obligated to have their shares of Preferred Stock redeemed by the corporation but each holder of the Converted Stock shall have the right to decide whether such holder's Converted Stock shall be redeemed by the corporation. If the holders of a majority of the shares of Preferred Stock then outstanding and the corporation are unable to agree upon a Qualified Appraiser, each of them shall separately designate a person and those two persons shall jointly designate a Qualified Appraiser. The Qualified Appraiser's determination of the Fair Market Value of the Preferred Stock (and the Converted Stock) shall be conclusive and binding upon the parties. The fees and expenses of the Qualified Appraiser shall be borne one-half by the holders of Preferred Stock to be redeemed and one-half by the corporation. At the redemption closing, the corporation shall also pay to the holders of Preferred Stock any accrued but unpaid dividends through the date of the redemption closing. To exercise the redemption right, the holders of a majority of the shares of the Preferred Stock then outstanding must give written notice to the corporation 12 months prior to the proposed redemption closing, which notice may be given any time after August 31, 2002. The redemption closing shall take place at a time and place mutually agreed upon by the parties on or before the 365th day after written notice of exercise of the redemption is given to the corporation by the holder of Preferred Stock, or if the parties shall not agree on the time and place, the redemption closing shall take place at the principal office of the corporation in Columbus, Ohio at 10:00 a.m. on the 365th day after written notice of exercise is given, unless such day is a Saturday, Sunday or holiday, in which case it shall occur on the next business day; provided, however, that if subsequent to the date that notice of the redemption is given and prior to the redemption closing, the corporation consummates a Qualified IPO, merger or a sale of all or substantially all of its assets at a price per share greater than the Redemption Price ("Interim Event"), then such redemption closing shall take place upon the consummation of the Interim Event.

                    (b) In addition to the obligation and rights of the corporation to redeem the Preferred Stock pursuant to Section (5)(a) above, the holders of the Preferred Stock also have certain conditional rights of redemption pursuant to Section 12 of the Series C Preferred Stock Purchase Agreement.

               (6) LEGEND. The certificates representing the Preferred Stock shall bear a legend evidencing the following restrictions on transfer substantially in the following form:

          'These shares have not been registered under the Securities
          Act of 1933, as amended (the "Securities Act"), or any applicable state law. The shares have been acquired for investment and may not be offered, sold or otherwise transferred, pledged or hypothecated in the absence of (i) an effective registration under the Securities Act and any applicable state securities laws, or (ii) an opinion of counsel satisfactory to the corporation to the effect that such registration is not required under the Securities Act and such securities laws.'

          (7) STATED CAPITAL. The stated capital of each share of Preferred Stock shall initially be equal to its Applicable Purchase Price, but shall be adjusted for stock dividends, splits and combinations. Notwithstanding anything to the contrary contained in Section 1701.30 of the Ohio Revised Code, and as permitted by Section 1701.31(D) of the Ohio Revised Code, upon the conversion of a share of Preferred Stock into Common Stock, the stated capital attributable to such share of Preferred Stock shall, without further action, be eliminated and transferred to the capital surplus of the corporation.

     FIFTH:    The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it,
(B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation.
The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this ARTICLE FIFTH of these Amended Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

     SIXTH:    No shareholder of the corporation shall have, as a matter of right, the right to vote cumulatively in the election of directors.

     SEVENTH: These Second Amended and Restated Articles of Incorporation take the place of and supersede the Amended and Restated Articles of Incorporation, as amended, of the corporation.


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